Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2018 THIRD QUARTER RESULTS

NEW YORK, NY – November 12, 2018 – Medallion Financial Corp. (Nasdaq: MFIN), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2018 third quarter results. Effective April 2, 2018, Medallion Financial Corp. withdrew its BDC election, and now operates as a finance company following the reporting conventions of bank holding companies, which began with the 2018 second quarter. A major component of this change is that we now consolidate wholly-owned or controlled subsidiaries, particularly Medallion Bank, which were previously treated as unconsolidated portfolio investment companies.

2018 Third Quarter Highlights

•	Total assets reached $1.57 billion as of September 30, 2018

•	Net interest income before the provision for loan losses was $24.3 million, reflecting primarily the contributions of the consumer lending segments

•	Net interest margin was 7.94% in the 2018 third quarter, compared to 7.47% in the prior year period on a combined basis with Medallion Bank, and one of the largest in the Company’s history

•	Net income from Medallion’s consumer and commercial segments totaled $13.2 million in the quarter, compared to $8.9 million from the prior quarter, a 48% increase

•	Net loss was $4.7 million, or $0.19 per share, compared to a net loss of $14.6 million, or $0.60 per share, in the second quarter

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Provision for medallion loan losses was $13.3 million for the 2018 third quarter, down significantly from $24.8 million in the second quarter, and $62.7 million in the first quarter, recorded as non-cash valuation adjustments and realized losses/charge-offs when combined with Medallion Bank

•	Medallion Bank earned $10.7 million in the quarter, the highest in the Bank’s history

•	90 day plus medallion loan delinquencies were $10.3 million or 4.1% of gross medallion loans, down from $118.1 million or 22.8% in the 2017 third quarter

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Medallion Bank sold $100.9 million of performing consumer loans for cash proceeds of $106.5 million, a gain on sale of $2.9 million was recorded and $2.3 million of the allowance for loan losses on the sold loans was reversed

•	Medallion Bank’s Tier 1 capital to average assets leverage ratio at quarter-end improved to 15.08%

•	In November, the Company successfully restructured the trust facility which will result in a projected gain to earnings and tangible book value in excess of $20 million in the fourth quarter.

Andrew Murstein, President of Medallion stated, “We are very pleased with our quarter, the direction of the Company, and the successful restructuring of the trust facility. As we have been indicating, our focus is to continue to reduce our medallion exposure, continue to grow our consumer and commercial segments, and to restructure the trust facility. We have accomplished all three. Medallion losses have been steadily declining this year, and exposure is now the lowest it has been since 2003. The Bank had its most profitable quarter ever, and by restructuring the trust facility, we will recapture over $20 million of earnings and tangible book value in the fourth quarter, as well as being able to remove over $90 million of liabilities and $60 million of medallion-related assets from our balance sheet.”

Mr. Murstein continued: “Medallion Bank continues to build tremendous value for the Company. As the Bank continues to grow and reduce its medallion exposure, we continue to build and increase shareholder value. The Company recorded another solid quarter of $24.3 million of net interest income supported by an exemplary net interest margin of 7.94%. We believe our net interest margin will continue to stand out as Medallion Bank focuses its efforts on underwriting higher yielding, performing consumer loans, while decreasing its lower yielding medallion loan exposure. During the quarter we sold $100.9 million of performing loans at a gain. This is the Bank’s fourth loan sale, and demonstrates not only the strength of the overall underwriting of the consumer loan portfolio, but the ability to provide an alternative source of liquidity for the Company.”

“On the medallion side, our total medallion loan exposure is at the lowest level since 2003, while our delinquency rate as a percentage of the portfolio continues to decrease. We reiterate that we remain hopeful that prices have reached a floor, as we valued our nonperforming New York City medallion collateral at $181,000, and wheelchair accessible medallion collateral at $154,000, exactly the same values we reported last quarter, and in line with the values in the 2018 first quarter. In addition, there were numerous legislative proposals and regulations proposed by the TLC in the third quarter as they continue to take action to level the playing field between taxis and ride-hailing services, and enhance value to medallion owners.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio was $741.8 million as of September 30, 2018, a 6% decrease compared to $790.7 million at the end of the prior quarter, due to the September loan sale. Net interest income for the third quarter was $25.0 million. Including the loans sold in 2016, 2017, and 2018, the consumer segments continue to grow in excess of 30% per year. The average interest rate on the portfolio was 15.18%, up slightly from the 2018 second quarter. Consumer loan delinquencies over 90 days past due as of September 30, 2018 were 0.45% versus 0.32% in the prior quarter.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of September 30, 2018 was $235.8 million, compared to $430.1 million at September 30, 2017 on a combined basis with Medallion Bank, a 45% decrease. The average interest rate on the medallion portfolio was 4.35% versus 4.38% a year ago on a combined basis with Medallion Bank. Total medallion delinquencies over 90 days were $10.3 million as of September 30, 2018, compared to $12.4 million in the preceding quarter, and $118.1 from the prior year. Medallion provision for loan losses was $13.3 million in the quarter, down from $24.8 million in the prior quarter and $62.7 million when combined with the Bank in the 2018 first quarter.

Larry Hall, Chief Financial Officer, stated, “As commented last quarter, we have been in discussions with the lender to the trust to make certain structural changes to that facility, which were consummated in November 2018. As a result, in the 2018 fourth quarter we will be able to deconsolidate the trust that owns various medallion loans from our overall results, which will eliminate more than $63.2 million of medallion loans and loans in process of foreclosure from our balance sheet, along with $98.5 million of debt and payables the trust owes to its lender, and allow for the recapture of over $20 million in reserves associated with medallion loans that the Company is not liable for, net of the related tax and other liabilities. To facilitate this result, the Company settled its limited recourse guaranty of the trust to its lender for a $1.4 million note, payable in installments over the next five years. During the 2018 third quarter, the Company incurred losses in the trust of $6.6 million after taxes. Losses like that will no longer run through our financial statements since we will no longer have to consolidate the trust’s losses. The Company will also remain as the servicer of the loans in the trust and receive a payment for doing so.”

Commercial Lending Segment

The Company’s net commercial lending portfolio as of September 30, 2018 was $82.3 million. The average interest rate on the portfolio was 13.9% compared to 12.7% a year ago. Net interest income for the third quarter was $2.0 million. The segment’s pipeline remains strong and the Company expects continued growth in its loan portfolio for the rest of the year.

Conference Call Information

The Company will be hosting a conference call to discuss the third quarter financial results on November 13th, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, November 20, 2018, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13685012. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter is announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2017 Annual Report on Form 10-K.

Company Contact:

Alex E. Arzeno

Investors Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

Bank Holding
Company Accounting
(Dollars in thousands, except per share data)	For the Three Months Ended September 30, 2018
Interest and fees on loans	$32,692
Medallion lease income	30
Interest and dividends on investment securities	430

Total interest income	33,152

Interest on deposits	5,064
Interest on short-term borrowings	1,698
Interest on long-term debt	2,125

Total interest expense	8,887

Net interest income	24,265
Provision for loan losses	18,205

Net interest loss after provision for loan losses	6,060

Other income (loss)
Sponsorship and race winnings	5,371
Gain on sale of loans	5,488
Impairment of equity investments	(388)
Write-down of loan collateral in process of foreclosure	(1,265)
Other income	235

Total other income	9,441

Other expenses
Salaries and employee benefits	5,999
Race team related expenses	2,876
Professional fees	3,951
Loan servicing fees	1,185
Collection costs	1,381
Travel, meals and entertainment	313
Rent expense	615
Regulatory fees	563
Amortization of intangible assets	361
Other expenses	2,220

Total other expenses	19,464

Loss before income taxes	(3,963)
Income tax benefit	117

Net loss after taxes	(3,846)
Less: income attributable to the noncontrolling interest	851

Total net income (loss) attributable to Medallion Financial Corp.	$(4,697)

Basic and diluted net loss per share	$(0.19)

Weighted average common shares outstanding
Basic and diluted	24,235,242

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

Bank Holding
Company Accounting
(Dollars in thousands, except share and per share data)	September 30, 2018
Assets
Cash	$10,678
Federal funds sold	132,882
Equity investments	10,752
Investment securities	45,757
Loans	1,089,545
Allowance for losses	(29,484)

Net loans receivable	1,060,061

Accrued interest receivable	7,005
Property and equipment, net	1,093
Loan collateral in process of foreclosure	59,761
Goodwill and intangible assets	210,761
Deferred tax assets and other tax receivables, net	—
Other assets	32,657

Total assets	$1,571,407

Liabilities
Accounts payable and accrued expenses	$17,789
Accrued interest payable	6,118
Deposits	946,975
Short-term borrowings	160,218
Deferred tax liabilities and other tax payables	2,011
Long-term debt	157,881

Total liabilities	1,290,992

Commitments and contingencies	—

Total stockholders’ equity	252,920

Non-controlling interest in consolidated subsidiaries	27,495

Total equity	280,415

Total liabilities and equity	$1,571,407

Number of shares outstanding	24,440,052
Book value per share	$10.35

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